Exhibit 99.1

iSECUREtrac  Announces Positive Stockholders' Equity  -  Restructuring of Long-Term Debt and Preferred Stock

OMAHA, NE – (June 30, 2011) iSECUREtrac Corporation (OTCBB: ISEC), a leading provider in electronic monitoring systems and services to assist community corrections agencies, announced today that it had converted approximately $31,288,000 of liabilities, based on recorded values as of June 30, 2011, to stockholders’ equity.

According to President and CEO, Peter Michel “The restructuring is a very significant event for iSECUREtrac. It substantially reduces the Company’s expenses which improves the prospects of returning to cash flow positive and results in the Company reporting positive stockholders’ equity for the first time in at least 15 years.  The Company’s negative stockholders’ equity and negative cash flow have made it increasingly difficult for the Company to demonstrate financial stability to current and potential customers – which is a sensitive issue given the Company’s involvement in public safety and tracking people on probation and parole.  The removal of the obligation to redeem the Series C 8% Preferred Stock in cash and the extinguishment of approximately $14.6million of debt via conversion to the Series D Preferred Stock has resulted in the Company’s financial position being stronger than at any other time in the Company’s history and substantially improving the Company’s competitive position in the market”

Lincoln Zehr, Chief Financial Officer of iSECUREtrac, noted “The mechanics of the restructuring consisted first of eliminating the mandatory redemption feature of the existing Series C 8% Cumulative, Compounding Exchangeable Preferred Stock (the “Series C Preferred”) such that it is now redeemable only in common stock – not cash; going forward all future dividends are payable only in additional shares of Series C Preferred and issuing additional shares of Series C Preferred stock in satisfaction of all past dividends and accrued interest.   As modified, the recorded balance of the Series C Preferred will be reported as part of Stockholders’ Equity whereas before it was classified for financial statement purposes as a debt.”

“The second component of the restructuring involved the conversion of the outstanding balance of the Revolving Line of Credit as of June 24, 2011 of $1,217,000 and $12,891,000 of the long-term debt along with $541,000 of related accrued interest as of June 30, 2011 into the newly created Series D 8% Cumulative, Compounding Exchangeable Preferred Stock (the ”Series D Preferred Stock”)   The Series D Preferred Stock has essentially all  the same features and rights of the Series C Preferred Stock.”

Zehr further pointed out “The impact of the restructuring on the Company’s Statement of Operations is a decrease in interest expense of approximately $1,200,000 per year and the impact on cash flow is an improvement of approximately at $270,000 for 2011, $900,000 for 2012 and $850,000 for 2013.”

Below is a pro forma analysis of the impact of the restructuring as if the restructuring had occurred as of March 31, 2011. Given that the restructuring did not occur until June 30, 2011 actual amounts will differ from those presented below as a result of additional interest, dividends and accretion as applicable through June 30, 2011.

	As Reported	Pro Forma
	March 31, 2011	March 31, 2011
Current Liabilities	$3,292,000	$2,199,000

Long-term debt	15,530,000	2,412,000

Redeemable Preferred Stock	16,265,000	-
Total Liabilities	35,087,000	4,611,000

Stockholders’ equity (deficit)	(26,284,000)	4,192,000

Total liabilities and stockholders’ equity (deficit)	$8,803,000	$8,803,000

About iSECUREtrac

iSECUREtrac Corp provides electronic monitoring systems, client management software and supplemental services for use in community supervision. The company’s rich stream of reliable data concerning a client’s location, movement and status better enables effective compliance management and positive behavior modification. Visit www.isecuretrac.com for more information.

Safe Harbor

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Company Contact:
Lincoln Zehr
Chief Financial Officer
lzehr@isecuretrac.com
(866) 537-0022